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               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.   20549
                            FORM 11-K

(Mark One)
[X]       ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
          SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR
          ENDED DECEMBER 31, 1997 OR

[ ]       TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
          SECURITIES EXCHANGE ACT OF 1934 For the transition
          period from               to


Commission file number 333-12551

          A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

       Home Properties of New York Retirement Savings Plan
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          B.   Name of issuer of the securities held pursuant to
the plan and the address of its principal executive office:

                Home Properties of New York, Inc.
                       850 Clinton Square
                   Rochester, New York   14604

                      REQUIRED INFORMATION

The Home Properties Retirement Savings Plan (the "Plan") is subject to the Employee Retirement Security Income Act of 1974 ("ERISA"). Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements and schedules of the Plan for the two fiscal years ending December 31, 1997 and 1996, which have been prepared in accordance with the financial reporting requirements of ERISA, are filed herewith as Exhibit 99.1 and incorporated herein by reference.

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                            EXHIBITS

Exhibit
Number                        Description
-------                       -----------

99-1 Financial Statement and Schedules of the Plan for the two fiscal years ending December 31, 1997 and 1996

99-2 Consent of Brovitz, Insero, Kasperski & Co., P.C., independent accountants

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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who adminster the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                         HOME PROPERTIES RETIREMENT SAVINGS PLAN


Date:  June 30, 1998     By:    /s/ David P. Gardner
                                -------------------------------

                         Name:  David P. Gardner

                         Title: Chairman of the Administrative
                                Committee, the Administrator of
                                the Plan
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